EXHIBIT (a)(9)

FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact

Warren Edwards	Lesley Pool
Executive Vice President/	Senior Vice President/
Chief Financial Officer	Chief Marketing Officer
ACS, Inc.	ACS, Inc.
214-841-8082	214-841-8028
warren.edwards@acs-inc.com	lesley.pool@acs-inc.com

ACS Announces Early Termination of HSR Waiting Period in
Connection with Superior Tender Offer

DALLAS, TEXAS: January 6, 2005 – Affiliated Computer Services, Inc., (NYSE: ACS), a premier provider of business process and information technology outsourcing solutions, announced today that it has received notification from the Federal Trade Commission (“FTC”) that the United States Department of Justice and the FTC have granted early termination of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 waiting period in connection with its previously announced tender offer to acquire all of the outstanding shares of common stock of Superior Consultant Holdings Corporation (Nasdaq: SUPC).

As previously announced, ACS’ tender offer for Superior currently is scheduled to expire at 12:00 midnight, New York City time, on Monday, January 24, 2005. The transaction is expected to close in the first quarter of 2005, subject to customary closing conditions. This announcement is neither an offer to purchase nor a solicitation of an offer to sell Superior shares. The tender offer can only be made through an offer to purchase, letter of transmittal and related tender offer materials. The tender offer materials, certain other offer materials, and the solicitation/recommendation statement have been sent to all stockholders of Superior and also are available free of charge at the SEC’s website at www.sec.gov.

ACS, a Fortune 500 company with more than 43,000 people supporting client operations in nearly 100 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at
www.acs-inc.com.

The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including the most recent Form 10-K. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.